EXHIBIT 99.1

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

The following discussion may contain certain forward-looking statements. Such statements are not covered by the safe harbor provisions. These statements include the plans and objectives of management for future growth of China Dahua Group International Holdings Property Ltd. (the Company), including plans and objectives related to the consummation of acquisitions and future private and public issuances of the Company's equity and debt securities. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

The words “we,” “us” and “our” refer to the Company. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements.” Actual results could differ materially from those projected in the forward looking statements as a result of a number of risks and uncertainties, including but not limited to: (a) limited amount of resources devoted to achieving our business plan; (b) our failure to implement our business plan within the time period we originally planned to accomplish; (c) our strategies for dealing with negative cash flow; and (d) other risks that are discussed in this report or included in our previous filings with the Securities and Exchange Commission.

Executive summary

We are one of the largest real estate developers based in Chongqing City, southwest of mainland China. We conduct substantially all of our business through Chongqing Zhongbao Investment (Group) Stock Co, Ltd. All of our businesses are conducted in mainland China. Since the initiation of our business in September, 2001, we have kept focusing on expanding our business in certain Tier II cities in China which we strategically selected based on a set of criteria. Our selection criteria include population and urbanization growth rate, general economic condition and growth rate, income and purchasing power of resident consumers, anticipated demand for private residential properties, availability of future land supply and land prices and governmental urban planning and development policies. We utilize a standardized and scalable model that emphasizes rapid asset turnover, efficient capital management and strict cost control. We are currently a rapid growing real estate property developer in Chongqing, China. Our major competitors include Duo-Li Real Estate Development Co., Ltd and Zhongqing Ju-Feng Real Estate Development Co., Ltd. To date, we have completed most of the  construction  work of Phase I, Phase II  and Phase III of our Jinshan Liyuan project located in Nanchcuan City, Chongqing, these properties have not been fully sold as of December 31, 2010. Also, Jinshan Liyuan Phase four is still under construction. Starting 2011, we will expand our business into the city of Xi’an, Shaanxi Province and expect to benefit from rising residential housing demand as a result of increasing income levels of consumers and growing populations.

We intend to continue our expansion into additional selected Tier II cities and counties as suitable opportunities arise. We will expand to more selected target Tier II cities including cities in Shaanxi Province and other counties in Chongqing which we are surveying for expansion in the near future. We will also expand into more selected areas of real estate businesses, such as real estate management, as part of our expansion plan.

Results of Operations for the three months ended December 31, 2010 and 2009

The following table presents an overview of our results of operations for the three months ended December 31, 2010 and 2009.

	December 31,	December 31,	Increase
	2010	2009	(decrease)	Percentage
Total revenue	11,895,711	8,616,716	3,278,995	38.1%
Total cost of sales	3,774,030	4,432,648	(658,618)	14.8%
Gross profit	8,121,681	4,184,068	3,937,613	94.1%
Operating expenses
Selling and distribution expenses	148,563	20,842	127,721	612.8%
General and administrative expenses	784,504	223,296	561,208	251.3%
Total operating expenses	933,067	244,138	688,929	282.2%
Operating income	7,188,614	3,939,930	3,248,684	82.5%
Total other expenses	1,807,672	95,801	1,711,871	1,786.9%
Income before income taxes	5,380,942	3,844,129	1,536,812	40%
Total income tax provisions	1,350,258	976,463	373,795	38.3%
Net income	4,030,684	2,867,666	1,163,017	40.6%

Revenues:

Real estate sales:

We derived our revenues predominantly from sales of our residential real estate properties.  For the three months ended December 31, 2010 and 2009, revenues from sales of our residential real estate properties were $11,792,188 and $8,492,991, representing an increase of $3,299,197.  We recognized real estate sales revenue when all the criteria for revenue recognition have been met and the property has been delivered to buyers.  The revenue recognition for each accounting period may vary because of the progress of the construction of the real estate property and actual property delivered to buyers may change from time to time. Our sales revenue was affected by the number of unit sold and also affected by the market price increase or decrease.  For the three months ended December 31, 2010, the construction of building #1, #4 , #5 of Jinshan Liyuan Phase III have been completed and delivered to the buyers at an average sales price of RMB 2,950 per square meter, total 381 unit of residential property have been sold. . For the same period of 2009, only 329 unit of residential property were sold at an average selling price of RMB 1,913 per square meter. As a result, the number of units sold increased 15.8%, and the selling price increased 54.2%.   In addition, in terms of total areas sold, a total of 32,520 square meters were sold in 2009 and only 28,844 square meters were sold for the three months ended December 31, 2010, the total areas sold decreased 11.3% from 2009 to 2010. Accordingly, real estate sales for the three months ended December 31, 2010 increased when comparing the same period of 2009.  Revenue from real estate sales are presented in the net amount, which means sales taxes are deducted from the gross amount to get the net sales revenue. Sales tax is a one-time tariff which consists of a business tax at the rate of 5% on actual revenue. For the three months ended December 31, 2010 and 2009, we reported sales tax in connection with the real estate sales in the amount of $825,580 and $581,340, respectively.

In addition to real estate property sales, we also constructed and held some commercial space and basement parking lots for leasing in order to generate rental income.  Real estate properties held for lease are recorded at cost less accumulated depreciation. We have entered into several leasing contracts with various outside parties and leased these commercial space or parking lots for rental income. Overall, rental income is immaterial to the Company’s total revenue:

The following table sets forth the breakdown of our revenue for the quarter ended December 31, 2010 and 2009, respectively:

	2010		2009
	USD	%	USD	%
Real estate sales	11,792,188	99.13	8,492,991	98.56
Real estate lease income	103,523	0.87	123,725	1.44
Total revenue	11,895,711	100.0%	8,616,716	100.0%

Cost of Revenues

The following table sets forth the breakdown of the costs of real estate sales for the three months ended December 31, 2010 and 2009, respectively:

	2010	2009
	US$	US$
Land use right costs	910,145	1,028,434
Direct construction cost	2,460,949	2,773,817
Au Auxiliary facility cost	76,837	202,362
Other costs	220,669	305,245
Total Cost of real estate sales	3,668,600	4,309,858

Our cost of real estate sales consists primarily of the cost of land use rights and construction costs. Costs of real estate sales are capitalized and allocated to development projects using the specific identification method. Costs are recorded based on the ratio of the sales value of the relevant units completed and sold to the estimated total project sales value, multiplied by the total project costs.

Land use rights costs include the premium we pay to acquire land use rights for our property development sites, plus taxes. Our land use rights costs vary for different projects according to the size and location of the site and the minimum land premium set for the site, all of which are influenced by government policies, as well as prevailing market conditions. Our land use right costs for the three months ended December 31, 2010 was $910,145, representing a decrease of $118,289 or 12%, as compared to that of for the three months ended December 31, 2009.

We outsource the construction of all of our projects to third party contractors, whom selected through a competitive tender process. Our construction contracts provide a fixed payment which covers substantially all labor, materials, equipment costs, subject to adjustments for some types of excess, such as design changes during construction or changes in government-suggested steel prices.  As a result, our construction costs consisted primarily of the payments to third-party contractors, which are paid over the construction period based on specified milestones.  Our direct construction costs for the three months ended December 31, 2010 was $2,460,949, representing a decrease of $312,868 or 11%, as compared to that of for the three months ended December 31, 2009.

Cost of real estate sales decreased $0.64 million or 15% when comparing the three months ended December 31, 2009 and December 31, 2010.  We allocate cost of real estate sales by using the specific identification method which means the total square meters of the property been sold times the average unit costs to determine the total cost of revenue.  Our unit construction costs were basically historically determined, including the construction cost, land costs, facility costs, etc. These costs are accumulated in a cost pool and are allocated to the each building and each square meter under construction and then transfer to cost of revenue when the finished goods are sold to the buyers and when revenue can be recognized. If the unit cost is relatively stable, it is the total areas sold which determines the total cost of revenue. For the three  months ended December 31, 2010, the average unit cost included in the property sold was RMB 844 (approximate to $128) per square meter, while for the same period of 2009, the average unit cost included  in the property sold was RMB 862 (equivalent to $126 ) per square meter. Unit cost increased 1.7% from 2009 to 2010. Therefore, when comparing the total cost of revenue for the three months ended December 31, 2009 and 2010, because total of 32,520 square meters were sold in 2009 and only 28,844 square meters were sold for the three months ended December 31, 2010, the total areas sold decreased 11.3% from 2009 to 2010.  When comparing the relationship between the increase of revenue by approximately 39% but cost of revenue decreased by 17.6% for the three months ended December 31, 2010 and 2009, the increase in the overall market selling price from RMB 1,913 per square meter in 2009 to RMB 2,950 per square meter in 2010, also explained the variance between the extent of sales increase and the extent of cost of sales decline.

Cost of real estate lease: Our cost of real estate lease consists primarily of maintenance, repairs and minor renewals.

The following table presents a breakdown of our cost of revenue of real estate business for the three months ended December 31, 2010 and 2009:

	December 31,		December 31,
	2010	%	2009	%
	（USD)		（USD)
Cost of real estate sales	3,668,600	97.21	4,309,858	97.23
Cost of real estate lease	105,430	2.79	122,790	2.77
Total	3,774,030	100.0%	4,432,648	100.0%

Gross Profit

The following table presents the gross profit of our businesses for the three months ended December 31, 2010 and 2009:

	December 31		December 31
	2010		2009
	Gross	Gross	Gross	Gross
	profit	margin	profit	margin
Project	USD	%	USD	%
Real estate property sales - Jinshan Liyuan	8,123,588	68.89%	4,183,182	49.25%
Rental property	(1,908)	(1.84%)	935	0.76%
Total gross profit	8,121,681	67.05%	4,184,067	50.01%

Gross profit from our real estate business increased by $3,937,613 or 94.1% to $8,121,681 for three months December 31, 2010 from $4,184,068 for the three months ended December 31, 2009.  The increase was primary due to increased revenue from real estate sales and decrease in the cost of real estate sales as discussed above. The gross margin of our real estate business increased from 49.26% for the three months ended December 31, 2009 to 68.87% for the three months ended December 31, 2010.  The increase of gross margin was principally attributed to lower construction costs per unit and the increase in sale price per square meter discussed above.

Selling and distribution expenses

Our selling and distribution expenses include:(1) advertising and promotion expenses, such as billboard and other physical advertising cost, and costs associated with our showrooms and model apartments;(2) sales commissions paid to third-party marketing firm, with which we outsourced the sales and marketing of the real estate property developed to the party.

Selling expense increased 613% or $127,721 when comparing the three months ended December 31, 2009 and December 31, 2010. This was because we outsourced the sales and marketing activities to Chongqing Xinshang Real Estate Consulting Firm and paid sales commissions based on 2.3% of the sales collection amount from the consulting firm.  In the same period of 2009, we were only required to pay sales commission based on 1.5% of the sales price to outside consulting firm.  As the sales commission rate increased, we paid RMB 1 million as sales commission to the consulting firm for the three months ended December 31, 2010 because the actual cash collection from this agent’s sales effort was much higher within the three months ended December 31, 2010.

General and Administrative Expenses

For the three months ended December 31, 2010, our general and administrative expenses were $784,504, representing an increase of $561,208 or 251.3%, as compared to that for the three months ended December 31, 2009. The increase was primarily a result of the $454,736 increase in consulting and legal fees to prepare for going public in the U.S.  In addition, we also incurred some general administrative expense for establishing our subsidiary Chongqing Weitai Real Estate Development Co., Ltd, Chongqing Zhaoli Real Estate Consulting Firm and Shaanxi Zhongbao Real Estate Development Co., Ltd.   during the three months ended December 31, 2010.

We expect that our general and administrative expenses will increase as we expand our business and operations.  In addition, as a result of going public, we will be subsequently subject to the rules and regulations of the United States securities laws as well as corporate governance and internal controls.  Therefore, we expect to incur more cost by hiring qualified professionals who are knowledgeable about US accounting and capital market.  Our general and administrative expense may also increase due to our need for more personnel as our business continues to grow.

Interest Expenses

Our interest expense primarily related to the outstanding bank borrowings. Interest expense decreased $101,901 or 106% when comparing December 31, 2010 and December 31, 2009.  The decrease in the interest expense was because we had outstanding long-term bank loans of $14.4 million as of December 31, 2010, on which 100% of the interest expense has been capitalized as construction cost because the purpose of such bank loans was to be used in the construction of the project. In addition, we also received interest income of RMB 53,754 (equivalent to $7,950) which has offset the interest expense incurred for the three months ended December 31, 2010.   During the three months ended December 31, 2009, in addition to the short-term bank loans, we borrowed some short-term loans from some outside lending institutions for two or three months as working capital rather than used on the project construction, accordingly, such expense $96,515 was recorded as financial expense. When comparing the three months ended December 31, 2010 and December 31, 2009, as more interest expense been capitalized, interest expense reflected on the income statement decreased accordingly.

Other expenses

For the three months ended December 31, 2010, we donated RMB 12 million (approximate to $1,813,058) to China Siyuan Foundation for Poverty Alleviation in order to help Three-gorges immigrants to fight against poverty and also help to green environment in the Three-gorges areas. We recorded the donation as non-operating expenses. Such non-operating expense is tax-deductible. No such expense incurred in the same period of 2009. As a result, other expense increased $1.8 million.

Income tax expenses

Income tax expense increased $373,795 or 38% when comparing December 31, 2009 and December 31, 2010, primarily due to increased sales revenue and taxable income for the three months ended December 31, 2010 as discussed above.

Net Income

As a result of the above factors, we reported net income of $4.03 million for the three months ended December 31 2010, as compared to net income of $2.86 million for the three months ended December 31 2009. Net income increased by $1.16 million or 40.56% for the three months ended December 31, 2010. The increase in net income was primarily attributable to the increase in sales revenue and decrease in cost of revenue as discussed above.

Results of Operations for the six months ended December 31, 2010 and 2009

The following table presents an overview of our results of operations for the six months ended December 31, 2010 and 2009.

	December 31,	December 31,	Increase
	2010	2009	(decrease)	Percentage
Total revenue	16,467,439	15,331,079	1,136,360	7.4%
Total cost of revenue	5,540,193	7,932,949	(2,392,756)	-30.2%
Gross profit	10,927,246	7,398,130	3,529,116	47.7%
Operating expenses
Selling and distribution expenses	404,389	84,551	319,838	378.3%
General and administrative expenses	1,402,929	541,244	861,685	159.2%
Total operating expenses	1,807,318	625,795	1,181,523	188.8%
Operating income	9,119,928	6,772,335	2,347,593	34.7%
Total other expenses	1,931,174	287,847	1,643,327	570.9%
Income before income taxes	7,188,754	6,484,488	704,266	10.9%
Total income tax provisions	1,806,395	1,573,426	232,969	14.8%
Net income	5,382,359	4,911,062	471,297	9.6%

Revenue

Real estate sales

Real estate sales represented our sales revenue from sales of residential or commercial units to various buyers in China. We recognized real estate sales revenue when all the criteria for revenue recognition have been met and the property has been delivered to buyers.  The revenue recognition for each accounting period may vary because of the progress of the construction of the real estate property and actual property delivered to buyer may change from time to time.

For the six months ended December 31, 2010 and 2009, revenues from sales of our residential real estate properties were $16,238,737 and $15,084,256, representing an increase of $1,154,481 or 8% .Our sales revenue was affected by the number of unit sold and also affected by the market price increase or decrease.  For the six months ended December 31, 2010, the construction of building #1, #4, #5, #10 and #11 of Jinshan Liyuan Phase III have been completed and delivered to the buyers at an average sales price of RMB 2,787 per square meters, total 532 unit of residential property have been sold. . For the same period of 2009, 601 unit of residential property were sold at an average selling price of RMB 1,865 per square meter.  In addition, in terms of total areas sold, we noted that 58,971 square meters were sold in 2009 and only 42,155 square meters were sold for the six months ended December 31, 2010, total areas sold decreased 28.5% from 2009 to 2010. As a result, the number of unit sold decreased 11.5%, and the selling price increased 49.4%.  Accordingly, real estate sales for the six months ended December 31, 2010 increased when comparing the same period of 2009.  Revenue from real estate sales are presented in the net amount, which means sales taxes are deducted from the gross amount to get the net sales revenue. Sales tax is a one-time tariff which consists of a business tax at the rate of 5% on actual revenue. For the six months ended December 31, 2010 and 2009, we reported sales tax in connection with the real estate sales in the amount of $1,142,349 and $994,336, respectively.

Revenue- Real estate lease

We have constructed and held some commercial space and basement parking lots for leasing in order to generate rental income.  Real estate properties held for lease are recorded at cost less accumulated depreciation. We have entered into several leasing contracts with various outside parties and leased these commercial space or parking lots for rental income. Overall, rental income is immaterial to our total revenue:

The following table summarizes our revenue for the six months ended December 31, 2010 and 2009:

	2010		2009
	USD	%	USD	%
Real estate sales	16,238,737	98.61	15,084,256	98.39
Real estate lease income	228,702	1.39	246,823	1.61
Total revenue	16,467,439	100.0%	15,331,079	100.0%

Cost of real estate sales

The following table sets forth the breakdown of the costs of real estate sales for the six months ended December 31, 2010 and 2009, respectively:

	2010	2009
	US$	US$
Land use right costs	1,327,386	1,855,170
Direct construction cost	3,589,130	5,003,628
Au Auxiliary facility cost	117,447	365,036
Other costs	295,426	481,872
Total Cost of real estate sales	5,329,389	7,705,706

Our cost of real estate sales consists primarily of the cost of land use rights and construction costs. Costs of real estate sales are capitalized and allocated to development projects using the specific identification method. Costs are recorded based on the ratio of the sales value of the relevant units completed and sold to the estimated total project sales value, multiplied by the total project costs.

Land use rights costs include the premium we pay to acquire land use rights for our property development sites, plus taxes. Our land use rights costs vary for different projects according to the size and location of the site and the minimum land premium set for the site, all of which are influenced by government policies, as well as prevailing market conditions. Our land use costs for the six months ended December 31, 2010 was $1,327, 386, representing a decrease of $527,784 or 28% as compared to that of for the six months ended December 31, 2009.

We outsource the construction of all of our projects to third party contractors, whom selected through a competitive tender process. Our construction contracts provide a fixed payment which covers substantially all labor, materials, equipment costs, subject to adjustments, such as design changes during construction or changes in government-suggested steel prices.  As a result, our construction costs consisted primarily of the payments to third-party contractors, which are paid over the construction period based on specified milestones. Our direct construction cost for the six months ended December 31, 2010 was $3,589,130, representing a decrease of $1.4 million or 28.2% as compared to that of for the six months ended December 31, 2009.

Total cost of real estate sales was $5,329,389 and $7,705,705 for the six months ended December 31, 2010 and 2009, respectively, representing a decrease of $2.4 million or 30.8%.  We allocate cost of real estate sales by using the specific identification method which means the total square meters of the property been sold times the average unit costs to determine the total cost of revenue. Our unit construction costs were basically historically determined, including the construction cost, land costs, facility costs, etc. These costs are accumulated in a cost pool and are allocated to the each building and each square meter under construction and then transfer to cost of revenue when the finished goods are sold to the buyers and when revenue can be recognized. If the unit cost is relatively stable, it is the total areas sold which determines the total cost of revenue.  For the six months ended December 31, 2010, the average unit cost included in the property sold was RMB 844 (approximate to $128) per square meter, while for the same period of 2009, the average unit cost included  in the property sold was RMB 862 (equivalent to $126 ) per square meter. Unit cost increased 1.7% from 2009 to 2010. Therefore, when comparing the total cost of revenue for the six months ended December 31, 2009 and 2010, because total of 58,971 square meters were sold in 2009 and only 42,155 square meters were sold for the six months ended December 31, 2010, the total areas sold decreased 28.5% from 2009 to 2010.  When comparing the relationship between the increase of revenue by approximately 8% but cost of revenue decreased by 32% for the six months ended December 31, 2010 and 2009, the increase in the overall market selling price from RMB 1,865 per square meter in 2009 to RMB 2,787 per square meter in 2010, also explained the variance between the extent of sales increase and the extent of cost of sales decline.

The following table summarizes our cost of revenue for the six months ended December 31, 2010 and 2009:

	December 31,		December 31,
	2010	%	2009	%
	（USD)		（USD)
Cost of real estate sales	5,329,389	96.20	7,705,705	97.14
Cost of real estate lease	210,804	3.80	227,244	2.86
Total	5,540,193	100.0%	7,932,949	100.0%

Gross profit

The following table presents the gross profit of our businesses for the six months ended December 31, 2010 and 2009:

	December 31		December 31
	2010		2009
	Gross	Gross	Gross	Gross
	profit	margin	profit	margin
Project	USD	%	USD	%
Real estate property sales - Jinshan Liyuan	$10,909,348	66.25%	$7,378,551	48.13%
Rental property	17,898	0.11%	19,579	0.13%
Total gross profit	$10,927,246	66.36%	$7,398,130	48.26%

Gross profit increased from 47.71% for the six months ended December 31, 2009 to 66.36% for the six months ended December 31, 2010, representing a $3.52 million increase. The increase was primarily due to increased revenue from real estate sales and decrease in the cost of real estate sales as discussed above.

Selling Expenses:

Our selling and distribution expenses include: (1) Advertising and promotion expenses, such as billboard and other physical advertising cost, and costs associated with our showrooms and model apartments; (2) Sales commissions paid to third-party marketing firm, with which the Company outsourced the sales and marketing of the real estate property developed to the party.

Selling expense was $404,389 and $84,551 for the six months ended December 31, 2010 and 2009 respectively, representing an increase of 378% or $319,838. This was because in 2010, we outsourced the sales and marketing activities to Chongqing Xinshang Real Estate Consulting Firm and paid sales commissions based on 2.3% of the sales collection amount from the consulting firm.  In the same period of 2009, the Company was only required to pay sales commission based on 1.5% of the sales price to the outside consulting firm.  As the sales commission rate increased, the Company paid RMB 2.48 million (approximately $0.37 million) as sales commission to the consulting firm for the six months ended December 31, 2010 because the actual cash collection from this agent’s sales effort was much higher within the six months ended December 31, 2010 . In addition, there was an increase in advertising expenses that relate to the promotion of our new completed residential buildings in 2010, advertising expense increased $4,284 or 15.7% for the six months ended December 30, 2010 as compared to the prior comparative period.

General administrative expense:

Our general and administrative expenses principally include:

(1) Staff salaries and benefits;

(2) Traveling and entertainment expenses;

(3) Professional fees, such as audit and legal fees, and

(4) Other associated fees.

General administrative expense was $1,402,929 and $541,244 for the six months ended December 31, 2010 and 2009 respectively, representing an increase of 159% or $861,685.  The increase in the general and administrative expense for the six months ended December 31, 2010 was primarily due to the increased consulting fees incurred during the period. We were trying to become a public company through reverse merger with US shell company and accordingly incurred more legal, audit, and other consulting fees than prior comparative period.  For the six months ended December 31, 2010, we incurred such consulting fee of RMB 4.68 million (approximate to $698,507). No such fees for the same period of 2009. In addition, we also incurred some general administrative expense for establishing our subsidiary Chongqing Weitai Real Estate Development Co., Ltd, Chongqing Zhaoli Real Estate Consulting Firm and Shaanxi Zhongbao Real Estate Development Co., Ltd.   during the six months ended December 31, 2010.

Interest expense

Our interest expense primarily is in connection to the outstanding bank borrowings. Interest  expense was $109,236 and $288,144 for the six months ended December 31, 2010 and 2009, respectively, representing a decrease of $178,908 or 62.1%.  The decrease in the interest expense was because we had outstanding long-term bank loans of $14.4 million as of December 31, 2010, on which most of the interest expense has been capitalized as construction cost because the purpose of such bank loans was to use them in the construction of our real estate projects. In order to obtain these bank loans, we were required to pay RMB 850,000 (equivalent to $125,749) as financial expense to the bank for the loans borrowed. This was the only interest expense incurred for the six months ended December 31, 2010 and it was offset by the interest income of RMB 130,430 (equivalent to $20,030)  received.  During the six months ended December 31, 2009, in addition to the short-term bank loans, we borrowed some short-term loans from some outside lending institutions for two or three months as working capital rather than used on the project construction, accordingly, such expense was recorded as financial expense. Total interest expense for the six months ended December 31, 2009 amounted to $288,144 which was much higher than in 2010.

Other expense:

For the six months ended December 31, 2010, we donated RMB 12 million to China Siyuan Foundation for Poverty Alleviation in order to help Three-gorges immigrants to fight against poverty and also help to green environment in the Three-gorges areas. We recorded the donation as non-operating expenses. Such expense is tax-deductible. No such expense incurred in the same period of 2009. As a result, other expense increased $1.8 million.

Income tax Expense:

Income tax expense was $1,806,395 and $1,573,426 for the six months ended December 31, 2010 and 2009, respectively, representing an increase of $232,969 or 15%, primarily due to increased sales revenue and taxable income for the six months ended December 31, 2010 as discussed above.

Our company is subject to 25% of corporate income tax rate in PRC. For the years ended June 30, 2007 and 2008, we suffered operating losses in the amount of RMB 6,784,907 and RMB 16,048,871 respectively. For Chinese income tax purpose, these operating losses can be carried forward and be available to reduce future years' taxable income. For the six months ended December 31, 2010, we have recorded income tax provision of $1,806,395, none of it was deferred. For the six months ended December 31, 2009, we recorded income tax provisions of $1,573,426 after applying the net operating loss carry-forwards of $62,948.

Deferred income tax reflects the net effects of temporary difference between the carrying amounts of assets and liabilities for financial statements purposes and the amounts used for income tax purposes, and operating loss carry-forward.

The components of deferred tax assets as of December 31, 2010 and 2009 consisted of the following:

	December 31, 2010	December 31, 2009
	US$	US$
Deferred tax assets-beginning balance	—	63,077
Deferred tax expense utilized	—	(62,948)
Effect of foreign exchange rate adjustment	—	129
Deferred tax assets, ending balance	—	—

Net income:

As a result of the above factors, we reported net income of $5.38 million for the six months ended December 31, 2010, as compared to net income of $4.91 million for the six months ended December 31, 2009. Net income increased by $471,297 or 9.6% for the six months ended December 31, 2010. The increase in net income was primarily attributable to the increase in sales revenue and decrease in cost of real estate sales as discussed above.

Liquidity and Capital Resources:

Our principal sources of financing are our cash generated by operating activities, and borrowings from banks.

For the six months ended December 31, 2010, net cash provided by operating activities amounted to $525,241, and for the same period of 2009, net cash provided by operating activities were$11,526,424.  Net cash used in investing activities amounted to $304,032 and $7,706,217 for the six months ended December 31, 2010 and 2009, respectively. Net cash provided by financing activities amounted to $1,624,082 for the six months ended December 31, 2010 and net cash used in financing activities amounted to $6,523,444 for the six months ended December 31, 2009.

As of December 31, 2010 and June 30, 2010, our reported cash and cash equivalents of $7,397,657 and $5,248,059, respectively.  We have maintained good relationships with various local banks which will provide additional capital when we need it. We believe that our cash and cash equivalents, our operating cash flows and our available borrowing sources from banks will be sufficient to finance our working capital needs in the future.

The following table presents selected cash flow data from our cash flow statements for the six months ended December 31, 2010 and 2009, respectively.

	2010	2009

Net cash provided by operating activities	$525,241	$11,526,424
Net cash used in investing activities	(304,032)	(7,706,217)
Net cash provided by (used in) financing activities	1,624,082	(6,523,444)
Effect of exchange rate changes on cash and cash equivalents	304,307	(46,635)
Net increase (decrease) in cash and cash equivalents	2,149,598	(2,749,872)
Cash and cash equivalents, beginning of year	5,248,059	3,655,484
Cash and cash equivalents, end of year	$7,397,657	$905,612

Operating Activities

Net cash provided by operating activities for the six months ended December 31, 2010 was $525,241, including net income of $5,382,359, and affected by changes in assets and liabilities such as an increase in real estate property development completed of $2,365,377 because we have completed the construction of several buildings of our Jinshan Liyuan Project phase III and transferred these  completed properties out of the construction costs pool as finished inventory to be available for sales in the future,  real estate property under development increased $6,976,494 because we invested the same amount into the construction of Jinshan Liyuan Phase III and Phase four  in response to the increased  market demand, customer deposit also increased $945,834 representing our  pre-sale of  some residential and commercial units from Jinshan Liyuan Phase III to buyers  and recorded such advance payments from customers as liabilities until the criteria of revenue recognition can be met and the property can be delivered to buyers.  These increases were offset by a decrease in advance to vendors of $4,121,947 primarily due to our advance payment to one of the major subcontractor Chongqing Ruina Real Estate Construction Company has been transferred into the construction costs in order to ensure the construction work of Jinshan Liyuan Phase III can be done as smoothly as expected.  Ruina is the major construction subcontractor on Jinshan Liyuan Project and we have maintained a long-term good relationship with Ruina.

Net cash provided by operating activities for six months ended December 31, 2009 was $11,526,424, mainly due to a decrease in real estate property under development of $7,028,399 because we completed most of the construction work on Jinshan Liyuan Phase I and transferred these amount out of the construction pool to finished inventory or delivered these completed properties to the buyers, a decrease in customer deposits of $3,111,133 representing recognition of the related amounts as revenues after meeting all conditions of revenue recognition criteria, and increase in taxes payable of $2,294,149 due to increased sales and taxable income, offset by a decrease of accounts payable of $4,601,987 because we paid the subcontractors the same amount when cash generated from operating activities became available.

Investing Activities

Net cash used in investing activities was $ 304,032 for the six months ended December 31, 2010 , including purchase of property and equipment of $75,828 as well as disposal fully depreciated property and equipment of $228,205, we also reported a loss from disposal of property and equipment of $228,205.

Net cash used in investing activities was $7,706,217 for the six months ended December 31, 2009, primarily include increase of $7,704,740 in deposit and prepayment for land use right and property and equipment.

Financing activities

Net cash provided by financing activities was $1,624,082 for the six months ended December 31, 2010, which was primarily due to the $3,062,358 proceeds from long-term bank borrowings, offset by repayment of bank loans of $1,488,276.

Net cash used in financing activities was $6,523,444 for the six months ended December 31, 2009, which represented our repayment of short-term loans to PRC banks and other financial institutions when these loans were expired.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material.